Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-4 of Real Messenger Corporation of our report dated November 1, 2022, relating to the consolidated financial statements of Real Messenger Holdings Limited and its subsidiaries (collectively, the Company”) as of and for the year ended March 31, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

June 30, 2023